EXHIBIT 16.1

August 1, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Center Financial Corporation’s Form 8-K/A (Amendment No. 2) dated June 15, 2005 and have the following comments:

1.	We agree with the statements made in the third, fourth and fifth sentences of paragraph one and the third, fourth, fifth, sixth and seventh paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph, second and eighth paragraphs.

Very truly yours,

/s/ Deloitte & Touche LLP
Los Angeles, California